Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-44700 on Form S-8, in Registration Statement No. 333-44024 on Form S-8, and in Registration Statement No. 333-46218 on Form S-8 of our report dated December 24, 2003 appearing in this Annual Report on Form 10-K of Archon Corporation for the year ended September 30, 2003.

Deloitte & Touche LLP

Las Vegas, Nevada

December 26, 2003